EXHIBIT 10.47

MLA No. RIA475-HGF

MASTER LOAN AGREEMENT

THIS MASTER LOAN AGREEMENT is entered into as of October 27, 2005, between DAKOTA FUELS, INC., (“Dakota Fuels”) and HEARTLAND GRAIN FUELS, LP, Aberdeen, South Dakota (the “Company”).

BACKGROUND

From time to time Dakota Fuels may make loans to the Company.  In order to reduce the amount of paperwork associated therewith, Dakota Fuels and the Company would like to enter into a master loan agreement.  For that reason, and in consideration of Dakota Fuels making one or more loans to the Company, Dakota Fuels and the Company agree as follows:

SECTION 1.  Supplements.  In the event the Company desires to borrow from Dakota Fuels and Dakota Fuels is willing to lend to the Company, or in the event Dakota Fuels and the Company desire to consolidate any existing loans hereunder, the parties will enter into a Supplement to this agreement (a “Supplement”).  Each Supplement will set forth the amount of the loan, the purpose of the loan, the interest rate or rate options applicable to that loan, the repayment terms of the loan, and any other terms and conditions applicable to that particular loan.  Each loan will be governed by the terms and conditions contained in this agreement and in the Supplement relating to the loan.

SECTION 2.  Availability.  Loans will be made available on any day on which Agent (as defined herein) and the Federal Reserve Banks are open for business upon the telephonic or written request of the Company.  Requests for loans must be received no later than 12:00 Noon Company’s local time on the date the loan is desired.

SECTION 3.  Repayment.  The Company’s obligation to repay each loan shall be evidenced by the promissory note set forth in the Supplement relating to that loan or by such replacement note as Agent shall require.  Dakota Fuels shall maintain a record of all loans, the interest accrued thereon, and all payments made with respect thereto, and such record shall, absent proof of manifest error, be conclusive evidence of the outstanding principal and interest on the loans.  All payments shall be made as agreed upon by the Company and Dakota Fuels.

SECTION 4.  Appointment of Administrative Agent.  Pursuant to an Administrative Agency Agreement dated October 27, 2005, (“Agency Agreement”), Dakota Fuels and CoBank, ACB (“CoBank”) appointed CoBank to act as Administrative Agent (“Agent”) to act in place of Dakota Fuels hereunder and under the Supplements and any security documents to be executed thereunder.  All notices to be made to Dakota Fuels hereunder shall be made to Agent.  Agent shall be solely responsible for the administration of this agreement, the Supplements and the security documents to be executed by the Company thereunder and the enforcement of all rights and remedies of Dakota Fuels hereunder and thereunder.  Company acknowledges the appointment of the Agent and consents to such appointment.

SECTION 5.  Reserved.

SECTION 6.  Conditions Precedent.

(A)          Conditions to Initial Supplement.  Dakota Fuels’ obligation to extend credit under the initial Supplement hereto is subject to the conditions precedent that Agent receive, in form and content satisfactory to Agent, each of the following:

(i)            This Agreement, Etc.  A duly executed copy of this agreement and all instruments and documents contemplated hereby.

(ii)           Opinion of Counsel.  An opinion of counsel to the Company (which counsel must be acceptable to Dakota Fuels and Agent).

(B)          Conditions to Each Supplement.  Dakota Fuels’ obligation to extend credit under each Supplement, including the initial Supplement, is subject to the conditions precedent that Agent receive, in form and content satisfactory to Agent, each of the following:

(i)            Supplement.  A duly executed copy of the Supplement and all instruments and documents contemplated thereby.

(ii)           Evidence of Authority.  Such certified board resolutions, certificates of incumbency, and other evidence that Agent may require that the Supplement, all instruments and documents executed hi connection therewith, and, in the case of initial Supplement hereto, this agreement and all instruments and documents executed in connection herewith, have been duly authorized and executed.

(iii)         Fees and Other Charges.  All fees and other charges provided for herein or in the Supplement.

(C)          Conditions to Each Loan.  Dakota Fuels’ obligation under each Supplement to make any loan to the Company thereunder is subject to the condition that no “Event of Default” (as defined in Section 11 hereof) or event which with the giving of notice and/or the passage of time would become an Event of Default hereunder (a “Potential Default”), shall have occurred and be continuing.

SECTION 7.  Representations and Warranties.

(A)          This Agreement.  The Company represents and warrants to Dakota Fuels and Agent that as of the date of this Agreement:

(i)            Compliance.  The Company and, to the extent contemplated hereunder, each “Subsidiary” (as defined below), is in compliance with all of the terms of this agreement, and no Event of Default or Potential Default exists hereunder.

(ii)           Subsidiaries.  The Company has no “Subsidiary(ies)” (as defined below).  For purposes hereof, a “Subsidiary” shall mean a corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation are owned, directly or indirectly, by the Company.

(B)          Each Supplement.  The execution by the Company of each Supplement hereto shall constitute a representation and warranty to Dakota Fuels and Agent that:

(i)            Applications.  Each representation and warranty and all information set forth in any application or other documents submitted in connection with, or to induce Dakota Fuels to enter into, such Supplement, is correct in all material respects as of the date of the Supplement.

(ii)           Conflicting Agreements, Etc.  This agreement, the Supplements, and all security and other instruments and documents relating hereto and thereto (collectively, at any time, the “Loan Documents”), do not conflict with, or require the consent of any party to, any other agreement to which the Company is a party or by which it or its property may be bound or affected, and do not conflict with any provision of the Company’s bylaws, articles of incorporation, or other organizational documents.

(iii)         Compliance.  The Company and, to the extent contemplated hereunder, each Subsidiary, is in compliance with all of the terms of the Loan Documents.

(iv)          Binding Agreement.  The Loan Documents create legal, valid, and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally.

SECTION 8.  Affirmative Covenants.  Unless otherwise agreed to in writing by Agent while this agreement is in effect, the Company agrees to and with respect to Subsections 8(B) through 8(G) hereof, agrees to cause each Subsidiary to:

(A)          Reserved.

(B)          Corporate Existence, Licenses, Etc.  (i) Preserve and keep in full force and effect its existence and good standing in the jurisdiction of its incorporation or formation; (ii) qualify and remain qualified to transact business in all jurisdictions where such qualification is required; and (iii) obtain and maintain all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or required by law, rule, regulation, ordinance, code, order, and the like (collectively, “Laws”).

(C)          Compliance with Laws.  Comply in all material respects with all applicable Laws, including, without limitation, all Laws relating to environmental protection and any patron or member investment program that it may have.  In addition, the Company agrees to cause all persons occupying or present on any of its properties, and to cause each Subsidiary to cause all persons occupying or present on any of its properties, to comply in all material respects with all environmental protection Laws.

(D)          Insurance.  Maintain insurance with insurance companies or associations acceptable to Agent in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, and make such increases in the type or amount of coverage as Agent may request.  All such policies insuring any collateral for the Company’s obligations to Dakota Fuels shall have mortgagee or lender loss payable clauses or endorsements in form and content acceptable to Agent.  At Agent’s request, all policies (or such other proof of compliance with this Subsection as may be satisfactory to Agent) shall be delivered to Agent.

(E)           Property Maintenance.  Maintain all of its property that is necessary to or useful in the proper conduct of its business in good working condition, ordinary wear and tear excepted.

(F)           Books and Records.  Keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles (“GAAP”) consistently applied.

(G)          Inspection.  Permit Dakota Fuels, Agent or their agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine its properties, books, and records, and to discuss its affairs, finances, and accounts, with its respective officers, directors, employees, and independent certified public accountants.

(H)          Reports and Notices.  Furnish to Agent:

(i)            Annual Financial Statements.  As soon as available, but in no event more than 90 days after the end of each fiscal year of the Company occurring during the term hereof, annual consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries, if any, prepared in accordance with GAAP consistently applied.  Such financial statements shall: (a) be audited by independent certified public accountants selected by the Company and acceptable to Agent; (b) be accompanied by a report of such accountants containing an opinion thereon acceptable to Agent; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto.

(ii)           Interim Financial Statements.  As soon as available, but in no event more than 30 days after the end of each month (other than the last month in each fiscal year of the Company), a consolidated balance sheet of the Company and its consolidated Subsidiaries, if any, as of the end of such month, a consolidated statement of income for the Company and its consolidated Subsidiaries, if any, for such period and for the period year to date, and such other interim statements as Agent may specifically request, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied and, if required by written notice from Agent, certified by an authorized officer or employee of the Company acceptable to Agent.

(iii)         Notice of Default.  Promptly after becoming aware thereof, notice of the occurrence of an Event of Default or a Potential Default.

(iv)          Notice of Non-Environmental Litigation.  Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting the Company or any Subsidiary which, if determined adversely to the Company or any such Subsidiary, could have a material adverse effect on the financial condition, properties, profits, or operations of the Company or any such Subsidiary.

(v)            Notice of Environmental Litigation, Etc.  Promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Company or any Subsidiary to undertake or to contribute to a cleanup or other response under environmental Laws, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions.

(vi)          Formation Documents.  Promptly after any change in the Company’s partnership agreement or certificate of limited partnership (or like documents), copies of all such changes, certified by the Company’s Secretary.

(vii)         Other Information.  Such other information regarding the condition or operations, financial or otherwise, of the Company or any Subsidiary as Agent may from time to time reasonably request, including but not limited to copies of all pleadings, notices, and communications referred to in Subsections 8(H)(iv) and (v) above.

SECTION 9.  Negative Covenants.  Unless otherwise agreed to in writing by Agent, while this agreement is in effect the Company will not:

(A)          Borrowings.  Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers’ acceptances), letters of credit, or the deferred purchase price of property or services except for: (i) debt to Dakota Fuels; (ii) accounts payable to trade creditors incurred in the ordinary course of business; (iii) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (iv) debt of the Company to U.S. Bank in an aggregate principal amount not to exceed $500,000.00; (v) debt of the Company to South Dakota Wheat Growers Association, Inc., in an aggregate principal amount not to exceed $2,500,000.00, provided that such debt is or shall be subordinated to all indebtedness of the Company to Dakota Fuels and to any obligations under any guaranties to CoBank; and (vi) debt of the Company to miscellaneous creditors in an aggregate principal amount not to exceed $250,000.00 with terms and conditions acceptable to Agent, provided that not less than $150,000.00 of such debt is or shall be subordinated to all indebtedness of the Company to Dakota Fuels and to any obligations under any guarantees to CoBank.

(B)          Liens.  Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal (collectively, “Liens”).  The foregoing restrictions shall not apply to: (i) Liens in favor of Dakota Fuels; (ii) Liens for taxes, assessments, or governmental charges that are not past due; (iii) Liens and deposits under workers’ compensation, unemployment insurance, and social security Laws; (iv) Liens and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business as conducted on the date hereof; (v) Liens imposed by Law in favor of mechanics, materialmen, warehousemen, and like persons that secure obligations that are not past due; and (vi) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; (vii) Liens to South Dakota Wheat Growers Association, Inc., to secure indebtedness permitted hereunder; (viii) Liens to CoBank to secure the guarantee permitted hereunder; and (ix) Liens to miscellaneous creditors to secure indebtedness permitted hereunder.

(C)          Mergers, Acquisitions, Etc.  Merge or consolidate with any other entity or acquire all or a material part of the assets of any person or entity, or form or create any new Subsidiary or affiliate, or commence operations under any other name, organization, or entity, including any joint venture.

(D)          Transfer of Assets.  Sell, transfer, lease, or otherwise dispose of any of its assets, except in the ordinary course of business.

(E)           Loans and Investments.  Make any loan or advance to any person or entity, or purchase any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in any person or entity, or form or create any partnerships or joint ventures except trade credit extended in the ordinary course of business.

(F)           Contingent Liabilities.  Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity, except:  (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Company’s business; and (ii) guarantees by the Company of the obligations of Dakota Fuels to CoBank, under the Continuing Guarantee dated October 27, 2005.

(G)          Change in Business.  Engage in any business activities or operations substantially different from or unrelated to the Company’s present business activities or operations.

(H)          Dividends, Etc.  Declare or pay any dividends, or make any distribution of assets to the stockholders, or purchase, redeem, retire or otherwise acquire for value any of its capital stock, or allocate or otherwise set apart any sum for any of the foregoing except that in any fiscal year, provided the Company is operating on a profitable basis and there is no Event of Default under the terms hereunder, the Company may distribute earnings in the form of cash.

(I)            Operating/Capital Leases.  Create, incur, assume or permit to exist any obligation as lessee under operating leases, or leases which should be capitalized in accordance with GAAP, for the rental or hire of any real or personal property, except leases which do not in the aggregate require the Company to make scheduled payments to the lessors in any fiscal year of the Company occurring during the term hereof in excess of $100,000.00, excluding those payments made per the Ground Lease and Grain Storage Tank Leases currently in place.

SECTION 10.  Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

(A)          Working Capital.  The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 8(H) hereof an excess of current assets over current liabilities (both as determined in accordance with GAAP consistently applied) of not less than $3,500,000.00, except that in determining current assets, any amount available under the Revolving Term Loan Supplement hereto (less the amount that would be considered a current liability under GAAP if fully advanced) may be included.

(B)          Net Worth.  The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 8(H) hereof an excess of total assets over total liabilities (both as determined in accordance with GAAP consistently applied) of not less than $12,500,000.00.

SECTION 11.  Events of Default.  Each of the following shall constitute an “Event of Default” under this agreement:

(A)          Payment Default.  The Company should fail to make any payment to Dakota Fuels when due.

(B)          Representations and Warranties.  Any representation or warranty made or deemed made by the Company herein or in any Supplement, application, agreement, certificate, or other document related to or furnished in connection with this agreement or any Supplement, shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.

(C)          Certain Affirmative Covenants.  The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with Sections 8(B) through 8(H)(ii), 8(H)(vi) or any reporting covenant set forth in any Supplement hereto, and such failure continues for 15 days after written notice thereof shall have been delivered by Agent to the Company.

(D)          Other Covenants and Agreements.  The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with any other covenant or agreement contained herein or in any other Loan Document or shall use the proceeds of any loan for an unauthorized purpose.

(E)           Cross-Default.  The Company should, after any applicable grace period, breach or be in default under the terms of any other agreement between the Company and Dakota Fuels.

(F)           Other Indebtedness.  The Company or any Subsidiary should fail to pay when due any indebtedness to any other person or entity for borrowed money or any long-term obligation for the deferred purchase price of property (including any capitalized lease), or any other event occurs which, under any agreement or instrument relating to such indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such indebtedness or obligation, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise.

(G)          Judgments.  A judgment, decree, or order for the payment of money shall be rendered against the Company or any Subsidiary and either:  (i) enforcement proceedings shall have been commenced; (ii) a Lien prohibited under Section 9(B) hereof shall have been obtained; or (iii) such judgment, decree, or order shall continue unsatisfied and in effect for a period of 20 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

(H)          Insolvency, Etc.  The Company or any Subsidiary shall: (i) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they come due; or (ii) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (iv) commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law of any jurisdiction.

(I)            Material Adverse Change.  Any material adverse change occurs, as reasonably determined by Agent, in the Company’s financial condition, results of operation, or ability to perform its obligations hereunder or under any instrument or document contemplated hereby.

(J)           Revocation of Guaranty.  Any guaranty, suretyship, subordination agreement, maintenance agreement, or other agreement furnished in connection with the Company’s obligations hereunder and under any Supplement shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the guarantor, surety or other maker thereof (the “Guarantor”), or the Guarantor shall deny any further liability or obligation thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the Guarantor shall breach or be in default under the terms of any other agreement with Dakota Fuels (including any loan agreement or security agreement), or a default set forth in Subsections (F) through (H) hereof shall occur with respect to the Guarantor.

SECTION 12.  Remedies.  Upon the occurrence and during the continuance of an Event of Default or any Potential Default, Dakota Fuels shall have no obligation to continue to extend credit to the Company and may discontinue doing so at any time without prior notice.  For all purposes hereof, the term “Potential Default” means the occurrence of any event which, with the passage of time or the giving of notice or both would become an Event of Default.  In addition, upon the occurrence and during the continuance of any Event of Default, Dakota Fuels or Agent may, upon notice to the Company, terminate any commitment and declare the entire unpaid principal balance of the loans, all accrued interest thereon, and all other amounts payable under this agreement, all Supplements, and the other Loan Documents to be immediately due and payable.  Upon such a declaration, the unpaid principal balance of the loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company.  In addition, upon such an acceleration:

(A)          Enforcement.  Dakota Fuels or Agent may proceed to protect, exercise, and enforce such rights and remedies as may be provided by this agreement, any other Loan Document or under Law.  Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of Dakota Fuels or Agent to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right.  Without limiting the foregoing, Agent may hold and/or set off and apply against the Company’s obligations to Dakota Fuels any cash collateral held by Dakota Fuels or Agent, or any balances held by Agent for the Company’s account (whether or not such balances are then due).

(B)          Application of Funds.  Agent may apply all payments received by it to the Company’s obligations to Dakota Fuels in such order and manner as Agent may elect in its sole discretion.

In addition to the rights and remedies set forth above: (i) if the Company fails to make any payment to Dakota Fuels when due, then at Agent’s option in each instance, such payment shall bear interest from the date due to the date paid at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan; and (ii) after the maturity of any loan (whether as a result of acceleration or otherwise), the unpaid principal balance of such loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan.  All interest provided for herein shall be payable on demand and shall be calculated on the basis of a year consisting of 360 days.

SECTION 13.  Broken Funding Surcharge.  The Company acknowledges that any payment made by the Company hereunder or under any Supplement hereto will require Dakota Fuels to make payment in similar amounts under Dakota Fuels’ funding loans from CoBank, which payments may result in broken funding surcharges and/or prepayment charges.  The Company therefore agrees immediately to reimburse Dakota Fuels for any such broken funding surcharges and prepayment penalties paid by Dakota Fuels under its loan documents with CoBank.

SECTION 14.  Complete Agreement, Amendments.  This agreement, all Supplements, and all other instruments and documents contemplated hereby and thereby, are intended by the parties to be a complete and final expression of their agreement.  No amendment, modification, or waiver of any provision hereof or thereof, and no consent to any departure by the Company herefrom or therefrom, shall be effective unless approved by Agent and contained in a writing signed by or on behalf of Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  In the event this agreement is amended or restated, each such amendment or restatement shall be applicable to all Supplements hereto.

SECTION 15.  Reserved.

SECTION 16.  Applicable Law.  Except to the extent governed by applicable federal law, this agreement and each Supplement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to choice of law doctrine.

SECTION 17.  Notices.  All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery if personally delivered or sent by telegram or facsimile transmission, or three days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to Agent, as follows:	If to the Company, as follows:

For general correspondence purposes:	Heartland Grain Fuels, L.P.
CoBank, ACB	38469 133rd Street
P.O. Box 5110	Aberdeen, South Dakota 57401-8855
Denver, Colorado 80217-5110
Attention: Manager
For direct delivery purposes, when desired:	Fax No.: (605)229-5744
5500 South Quebec Street
Greenwood Village, Colorado 80111-1914

Attention: Credit Information Services
Fax No.: (303)224-6101

SECTION 18.  Taxes and Expenses.  To the extent allowed by law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained or employed by Agent) incurred by Agent in connection with the origination, administration, collection, and enforcement of this agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for the Company’s obligations to Dakota Fuels, and any stamp, intangible, transfer, or like tax payable in connection with this agreement or any other Loan Document.

SECTION 19.  Effectiveness and Severability.  This agreement shall continue in effect until: (i) all indebtedness and obligations of the Company under this agreement, all Supplements, and all other Loan Documents shall have been paid or satisfied; (ii) Dakota Fuels has no commitment to extend credit to or for the account of the Company under any Supplement; and (iii) either party sends written notice to the other terminating this agreement.  Any provision of this agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

SECTION 20.  Successors and Assigns.  This agreement, each Supplement, and the other Loan Documents shall be binding upon and inure to the benefit of the Company and Dakota Fuels and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this agreement, any Supplement or any other Loan Document without the prior written consent of Agent.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers as of the date shown above.

DAKOTA FUELS, INC.	HEARTLAND GRAIN FUELS, L.P. By: DAKOTA FUELS, INC., General Partner

By: /s/ Dale L. Locken	By: /s/ Rory Troske

Title: Chairman	Title: /s/ Vice-Chairman

Amendment No. RIA475A-HGF

AMENDMENT
TO THE
MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of November 7, 2006, between DAKOTA FUELS, INC., (“Dakota Fuels”) and HEARTLAND GRAIN FUELS, LP, Aberdeen, South Dakota (the “Company”).

BACKGROUND

Dakota Fuels and the Company are parties to a Master Loan Agreement dated October 27, 2005 (such agreement, as previously amended, is hereinafter referred to as the “MLA”).  Dakota Fuels and the Company now desire to amend the MLA For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Dakota Fuels and the Company agree as follows:

1.             Section 8 of the MLA shall be amended by adding Subsections (I), (J) and (K) as follows:

SECTION 8.  Affirmative Covenants.  Unless otherwise agreed to in writing by Agent while this agreement is in effect, the Company agrees to, and with respect to Subsections 8(B) through 8(G) hereof, agrees to cause each Subsidiary to:

(I)            Mortgage.  On or before May 1, 2007, provide to Agent evidence of the execution by the Company of an amended real estate mortgage in favor of Agent (the “Mortgage”), in form and content acceptable to Agent.

(J)           Title Insurance.  On or before May 1, 2007, provide to Agent an ALTA lender’s form of title insurance in the face amount of no less than $42,000,000.00 insuring the deed of trust or mortgage referred to above as a first lien on the property, subject only to those exceptions approved in writing by Agent.

(K)          Refinance Plan.  On or before May 1, 2007, provide to Agent a refinance plan in form and content acceptable to CoBank.

2.             Sections 9(E) and 9(H) of the MLA are hereby amended and restated to read as follows:

SECTION 9.  Negative Covenants.  Unless otherwise agreed to in writing by Agent, while this agreement is in effect the Company will not:

(E)           Loans and Investments.  Make any loan or advance to any person or entity, or purchase any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in any person or entity, or form or create any partnerships or joint ventures except: (i) trade credit extended in the ordinary course of business; and (ii) loans or advances by the Company to Advanced BioEnergy, LLC in an aggregate principal amount not to exceed $8,250,000.00 at any one time outstanding, and so long as such loan(s) are directly related to the acquisition of the Company by Advanced BioEnergy, LLC.

(H)          Dividends, Etc.  Declare or pay any dividends, or make any distribution of assets to the stockholders, or purchase, redeem, retire or otherwise acquire for value any of its capital stock, or allocate or otherwise set apart any sum for any of the foregoing except that, for fiscal year ending

December 31, 2006, the Company may distribute to its owners up to $9,700,000.00 of net income for such fiscal year.

2.             Section 10 of the MLA is hereby amended and restated to read as follows:

SECTION 10.  Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

(A)          Net Worth.  The Company will have an excess of total assets over total liabilities (both as determined in accordance with GAAP consistently applied) of not less than: (i) $15,750,000.00 at the end of each period for which financial statements are required to be furnished pursuant to Section 8(H) hereof through and including December 30, 2006; (ii) $19,500,000.00 at the end of each period for which financial statements are required to be furnished pursuant to Section 8(H) hereof beginning December 31, 2006 through and including April 29, 2007; and (iii) $22,000,000.00 at the end of each other period thereafter for which financial statement are required to be furnished pursuant to Section 8(H) hereof, provided, however, such calculation effective April 30, 2007 shall be made excluding any notes receivable with Advanced BioEnergy, LLC.

3.             Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

DAKOTA FUELS, INC.	HEARTLAND GRAIN FUELS, L.P. By: DAKOTA FUELS, INC., General Partner

By: /s/ Bill Paulsen	By: /s/ Bill Paulsen

Title: Treasurer	Title: Treasurer

2

Amendment No. RIA475B-HGF

AMENDMENT

TO THE

MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of April 3, 2007, between DAKOTA FUELS, INC., (“Dakota Fuels”) and HEARTLAND GRAIN FUELS, LP, Aberdeen, South Dakota (the “Company”).

BACKGROUND

Dakota Fuels and the Company are parties to a Master Loan Agreement dated October 27, 2005 (such agreement, as previously amended, is hereinafter referred to as the “MLA”).  Dakota Fuels and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Dakota Fuels and the Company agree as follows:

1.     Sections 8 (J) and (K) of the MLA are hereby amended and restated to read as follows:

SECTION 8.         Affirmative Covenants.  Unless otherwise agreed to in writing by Agent while this agreement is in effect, the Company agrees to, and with respect to Subsections 8(B) through 8(G) hereof, agrees to cause each Subsidiary to:

        (J)       Title Insurance.  On or before July 1, 2007, provide to Agent an ALTA lender’s form of title insurance in the face amount of no less than $42,000,000.00 insuring the deed of trust or mortgage referred to above as a first lien on the property, subject only to those exceptions approved in writing by Agent.

        (K)      Refinance Plan.  On or before July 1, 2007, provide to Agent a refinance plan in form and content acceptable to CoBank.

2.     Section 9(A) of the MLA is hereby amended and restated to read as follows:

SECTION 9.         Negative Covenants.  Unless otherwise agreed to in writing by Agent, while this agreement is in effect the Company will not:

        (A)      Borrowings.  Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers’ acceptances), letters of credit, or the deferred purchase price of property or services except for:  (i) debt to Dakota Fuels; (ii) accounts payable to trade creditors incurred in the ordinary course of business; (iii) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (iv) debt of the Company to U.S. Bank in an aggregate principal amount not to exceed $500,000.00; (v) debt of the Company to South Dakota Wheat Growers Association, Inc., in an aggregate principal amount not to exceed $2,500,000.00, provided that such debt is or shall be subordinated to all indebtedness of the Company to Dakota Fuels and to any obligations under any guarantees to CoBank; (vi) debt of the Company to HGF Acquisition, LLC in an aggregate principal amount not to exceed $10,000,000.00 evidenced by a promissory note with terms and conditions acceptable to Agent; and  (v) debt of the Company to miscellaneous creditors in an aggregate principal amount not to exceed $250,000.00 with terms and conditions acceptable to Agent, provided that not less than $150,000.00 of such debt is or shall be subordinated to all indebtedness of the Company to Dakota Fuels and to any obligations under any guarantees to CoBank.

2.      Section 10 of the MLA is hereby amended and restated to read as follows:

SECTION 10.       Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

        (A)      Net Worth.  The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 8(H) hereof, an excess of total assets over total liabilities (both as determined in accordance with GAAP consistently applied) of not less than:  (i) $18,500,000.00 effective March 31, 2007, through and including May 31, 2007; (ii) increasing to $20,000,000.00 thereafter, provided, however, such calculation effective June 30, 2007, shall be made excluding any notes receivable with Advanced BioEnergy, LLC.

3.     Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

DAKOTA FUELS, INC.		HEARTLAND GRAIN FUELS, L.P. By: DAKOTA FUELS, INC., General Partner

By:	/s/ Craig Schaunaman	By:	/s/ Bill Paulsen

Title:	Secretary	Title:	General Manager